EXHIBIT 10.12












                               GENERAL MILLS, INC.

                           DEFERRED COMPENSATION PLAN


































                As Amended and Restated Effective January 1, 2001






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                               GENERAL MILLS, INC.

                           DEFERRED COMPENSATION PLAN


1.       PURPOSE OF PLAN

         General Mills, Inc. (the "Company") hereby establishes a Deferred Compensation Plan (the "Plan") for a select group of the key management and highly compensated employees of the Company and its affiliates as a means of sheltering a portion of income from current taxation while accumulating resources for future investments or retirement. Under the Plan, Participants may defer cash incentives, common stock issued under the Company's stock option plans, and restricted stock units issued under the Company's various stock plans granting restricted stock, as they may be amended from time to time. In addition, Participants may "defer" shares of General Mills, Inc. common stock ("Common Stock") attributable to restricted stock issued under the Company's various stock plans granting restricted stock, as they may be amended from time to time, by cancellation of such shares in exchange for deferred restricted stock units under this Plan. As to deferred cash incentives, Participants shall earn a "rate of return" on the deferred amounts which track the investment return achieved under the General Mills VIP 401(k) Plan ("VIP") and/or rates equivalent to investment results of other funds or portfolios as may be made available from time to time pursuant to the provisions of the Plan. As to stock options, Participants may defer receipt of the net shares of Common Stock resulting from a Participant's stock-for-stock option exercise and dividend equivalents on the net shares. As to deferrals related to restricted stock and restricted stock units, Participants may defer the receipt of shares of Common Stock attributable to such grants and to dividend equivalents on such shares. Under current tax law, amounts properly deferred and the "rate of return" or earnings credited to such amounts are not taxable (except for FICA taxation, as required) as income until they are distributed to the Participants. Under current tax law, distributions from this Plan will be taxed as ordinary income in the year in which they are received.

2.       ELIGIBILITY

         An individual is a Participant in the Plan if such individual (i) is a Participant in the various stock plans granting restricted stock, as they may be amended from time to time, (ii) has been selected by management to participate in "Compensation Plus," or (iii) has an individual agreement, approved by the Minor Amendment Committee, which provides for participation in this Plan and has elected to defer compensation or receipt of Common Stock pursuant to the provisions of any of these programs or the agreement. Former employees of the Company who have retired from the Company may also participate if they would have been eligible to participate at the time they retired from the Company.

3.       PLAN ADMINISTRATION

         (i) Minor Amendment Committee. Except as provided below, this Plan shall be administered by the Minor Amendment Committee (the "Minor Amendment Committee"). The Minor Amendment Committee shall act by affirmative vote of a majority of its members at a meeting or in writing without a meeting. The Minor Amendment Committee shall appoint a secretary who may be but need not be one of its own members. The




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                  secretary shall keep complete records of the administration of the Plan. The Minor Amendment Committee may authorize each and any one of its members to perform routine acts and to sign documents on its behalf. To the extent necessary to maintain any exemption under Rule 16b-3 or any successor rule ("Rule 16b-3") under the Securities Exchange Act of 1934 as to certain officers of the Company, certain portions of this Plan shall be administered by the Compensation Committee.

         (ii) Plan Administration. The Minor Amendment Committee may appoint such persons or establish such subcommittees, employ such attorneys, agents, accountants or investment advisors necessary or desirable to advise or assist it in the performance of its duties hereunder, and the Minor Amendment Committee may rely upon their respective written opinions or certifications.

                  Administration of the Plan shall consist of interpreting and carrying out the provisions of the Plan. The Minor Amendment Committee shall, in its discretion, determine the eligibility of employees to participate in the Plan, their rights while Participants in the Plan and the nature and amount of benefits to be received therefrom. The Minor Amendment Committee shall, in its discretion, decide any disputes which may arise under the Plan. The Minor Amendment Committee may provide rules and regulations for the administration of the Plan consistent with its terms and provisions. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Minor Amendment Committee shall be final and conclusive for all Plan purposes.

         (iii)    Claims Procedure.

                  (a) The Minor Amendment Committee shall prescribe a form for the presentation of claims under the terms of the Plan.

                  (b) Upon presentation to the Minor Amendment Committee of a claim on the prescribed form, the Minor Amendment Committee shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Minor Amendment Committee shall furnish to the claimant within a reasonable period of time after the receipt of the claim a written notice setting forth the following:

                         (1)   The specific reason or reasons for the denial;

                         (2) Specific reference to pertinent provisions of the Plan on which the denial is based;

                         (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                         (4) An explanation of the Plan's claim review procedure.

                  (c) In the event of a denial of a claim, the claimant may appeal such denial to the Minor Amendment Committee for a full and fair review of the adverse determination. The claimant's request for review must



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                         be in writing and be made to the Minor Amendment
                         Committee within 60 days after receipt by the claimant of the written notification required under subsection (b) above. The claimant or his or her duly authorized representative may submit issues and comments in writing which shall be given full consideration by the Minor Amendment Committee in its review.

                  (d) The Minor Amendment Committee may, in its sole discretion, conduct a hearing. A request for a hearing will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

                  (e) A decision on a request for review shall be made by the Minor Amendment Committee not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120 days after receipt of such request.

                  (f) The Minor Amendment Committee's decision on review shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be immediately provided to the claimant. In the event the claimant disagrees with the findings of the Minor Amendment Committee, the matter shall be referred to arbitration in accordance with
                         Section 14 hereof.

                  (g) The Minor Amendment Committee may allocate its responsibilities among its several members, except that all matters involving the hearing of and decision on claims and the review of the determination of benefits shall be made by the full Minor Amendment Committee. No member of the Minor Amendment Committee shall participate in any matter relating solely to himself or herself.

4.       DEFERRAL AND PAYMENT OF COMPENSATION

         (i) Cash Incentive Deferral Election. A Participant can elect to defer cash incentive compensation by completing and submitting to the Company a cash deferral election form by December 31 of each year. Such election shall apply to the Participant's cash incentive compensation, if any, to be paid in the next calendar year. A Participant's cash incentive deferral election may apply to:

                  (a)    100% of the cash incentive compensation,

                  (b)    any amount in excess of a specified dollar amount,

                  (c)    any amount up to a specified dollar amount, or

                  (d) a specified percentage (in whole numbers) of the cash incentive compensation.


         (ii) Stock Option Gain Deferral Election. A Participant can elect to defer receipt of Net Shares (defined below) of Common Stock resulting from a stock-for-stock exercise of an exercisable stock option issued to the



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                  Participant by completing and submitting to the Company an irrevocable stock option deferral election at least six months in advance of exercising the stock option (which exercise must be done on or prior to the expiration of the stock option) and, on or prior to the exercise date, delivering personally-owned shares equal in value to the option exercise price on the date of the exercise. At the time of the deferral election, the Participant can also choose to use some of the shares subject to the stock option to satisfy any FICA, Medicare or any other taxes due upon the stock option exercise. "Net Shares" means the difference between the number of shares of Common Stock subject to the stock option exercise and the number of shares of Common Stock delivered to satisfy the stock option exercise price less any shares used to satisfy FICA, Medicare or any other taxes due upon the stock option exercise. A Participant may not revoke a stock option gain deferral election after it is received by the Company. A Participant may choose to defer receipt of all or only a portion of the Net Shares to be received upon exercise of a stock option. If only a portion of the Net Shares is deferred, the balance will be issued at the time of exercise.

         (iii) Restricted Stock/Restricted Stock Unit Deferral Election. A Participant can elect to defer receipt of the shares of Common Stock of the Company attributable to nonvested restricted stock or restricted stock units under the Company's restricted stock plan(s) by completing and submitting to the Company an irrevocable restricted stock deferral election within the period specified by the Minor Amendment Committee on the applicable deferral election form and prior to the date such restricted stock or restricted stock units become vested as determined under the Company's various stock plans granting restricted stock, as they may be amended from time to time. A Participant may not revoke a restricted stock/restricted stock unit deferral election after it is received by the Company. A Participant may choose to defer receipt of all or only a portion of the shares of Common Stock attributable to nonvested restricted stock or the restricted stock units that have been granted to the Participant by the Company. Any election to defer receipt of shares of Common Stock attributable to restricted stock shall result in the restricted stock being cancelled and replaced with the mere promise of the Company to pay deferred compensation (in the form of deferred restricted stock units) pursuant to the terms of the Plan.

         (iv) Distribution of Deferred Cash Incentive and Common Stock. At the time of a Participant's deferral election, a Participant must also select a distribution date and a form of distribution. The distribution date may be any date that is at least one year subsequent to: (1) in the case of cash incentive compensation, the date the cash incentive would otherwise be payable; (2) in the case of stock option gain deferrals, the exercise date for the related stock option; and
                  (3) in the case of deferrals related to restricted stock or restricted stock units, the date such restricted stock or restricted stock units are otherwise vested under the terms of the Company's various stock plans granting restricted stock, as they may be amended from time to time; provided that, in all cases, the Participant's deferral election must provide that distribution shall be made or commenced no later than the date the Participant attains age 70.



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                  A Participant may elect to have deferred cash amounts paid or
                  Common Stock distributed, as the case may be, in a single payment or in substantially equal annual installments for a period not to exceed ten (10) years, or up to fifteen (15) years for elections made until December 31, 1985, or in another form requested by the Participant, in writing, and approved by the Minor Amendment Committee. Common Stock issuable under a single stock option grant or a single restricted stock or restricted stock unit grant shall have the same distribution date and form of distribution. Notwithstanding the above, the following provisions shall apply:

                  (a) If the employment of a Participant terminates for any reason other than retirement prior to the date any cash incentive compensation award would otherwise have been made, then any cash deferral election made with respect to such incentive compensation award shall not become effective.

                  (b) If a stock option, as to which a Participant has made a stock option gain deferral election, terminates prior to the exercise date selected by the Participant, or if the Participant dies or fails to deliver personally-owned shares in payment of the exercise price, then the deferral election shall not become effective.

                  (c) In the event of the termination of employment of a Participant other than by retirement, the Minor Amendment Committee may, with sole and complete discretion, if it determines that such distribution is in the best interest of the Company, require that distribution of all cash and Stock Units (as defined in Section 8(i) below) allocated to a Participant's Deferred Cash Accounts or Deferred Stock Unit Accounts (as defined in Section 8(i) below) be accelerated and distributed as of the first business day of the calendar year next following the date of termination.

                  (d) As to all previous and future Plan years, a Participant who (A) has elected a distribution date and distribution in either a single distribution or substantially equal installments and (B) is not within twelve (12) months of the date that such deferred amount, deferred Common Stock or the first installment thereof would be distributed under this Plan, shall be permitted to make no more than two amendments to the initial election to defer distributions such that his or her distribution date is either in the same calendar year as the date of the distribution which would have been made in the absence of such election amendment(s) or is at least one year after the date of the distribution which would have been made in the absence of such election amendment(s). A Participant satisfying the conditions set forth in the preceding sentence may also amend such election so that his or her form of distribution is changed to substantially equal annual installments for a period not to exceed ten (10) years or is changed to a single distribution.

                  (e) A Participant may, at any time prior or subsequent to the commencement of cash benefit payments under this Plan, elect in writing to have his or her form of payment of any or all amounts due under this Plan changed to an immediate lump-sum distribution



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                         which  shall be paid within one (1) business day of
                         receipt by the Company of such request; provided that the amount of any such lump-sum distribution shall be reduced by an amount equal to the product of (X) the total lump-sum distribution otherwise payable (based on the value of the account as of the first day of the month in which the lump-sum amount is paid, adjusted by a pro-rata portion of the rate of return for the prior month in which the lump-sum is paid, determined by multiplying the actual rate of return for such prior month by a fraction, the numerator of which is the number of days in the month in which the request is received prior to the date of payment, and the denominator of which is the number of days in the month), and (Y) the rate set forth in Statistical Release H.15(519), or any successor publication, as published by the Board of Governors of the Federal Reserve System for one-year U.S. Treasury notes under the heading "Treasury Constant Maturities" for the first day of the calendar month in which the request for a lump-sum distribution is received by the Company.

                  (f) A Participant may, at any time prior or subsequent to the commencement of distribution of Common Stock under this Plan, elect to have his or her form of distribution of any or all distributions of Common Stock to be made under this Plan changed to an immediate single distribution which shall be made within three (3) days of receipt by the Company of such request; provided, that the number of shares of Common Stock to be distributed in the single distribution shall be reduced by the number of shares equal in value to the product of (X) the number of Stock Units allocated to the Participant's Deferred Stock Unit Account, (Y) the mean of the high and low price of the shares of Common Stock on the New York Stock Exchange on the date of the request, and (Z) the rate set forth in Statistical Release H.15(519), or any successor publication as published by the Board of Governors of the Federal Reserve System for one-year U.S. Treasury notes under the heading "Treasury Constant Maturities" for the first day of the calendar month in which the request for a single Common Stock distribution is received by the Company. Only whole numbers of shares will be issued, with any fractional share amounts and dividend equivalents not used to "purchase" additional Stock Units paid in cash.

                  (g) At the time elected by the Participant for distribution of Common Stock attributable to allocations under the Participant's Deferred Stock Unit Account, the Company shall issue to the Participant, within three (3) days of the date of distribution, shares of Common Stock equal to the number of Stock Units credited to the Deferred Stock Unit Account and cash equal to any dividend equivalent amounts which had not been used to "purchase" additional Stock Units as provided below. Prior to distribution and pursuant to any rules the Committee may adopt, a Participant may authorize the Company to withhold a portion of the shares of Common Stock to be distributed for the payment of all federal, state, local and foreign withholding taxes required to be collected in respect of the distribution.



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         (v)      Rabbi Trust. The Company has established a Supplemental
                  Benefits Trust with Norwest Bank Minneapolis, N.A. as Trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company's obligations as to deferred compensation under the Plan and certain other plans of deferred compensation of the Company. In the event of a "Change in Control" (as defined in Section 12 below), the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all cash benefits payable under the Plan. Any Participant in the Plan shall have the right to demand and secure specific performance of this provision. All assets held in the Trust remain subject only to the claims of the Company's general creditors whose claims against the Company are not satisfied because of the Company's bankruptcy or insolvency (as those terms are defined in the Trust Agreement). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the Plan, are unsecured contractual claims of the Participant against the Company.

         (vi) Common Stock Distribution. In the event of a Change of Control, shares of Common Stock and cash attributable to Stock Units and dividend equivalents credited to each Participant's Deferred Stock Unit Account shall be immediately distributed to the Participant.

5.       DEFERRED CASH ACCOUNTS AND INVESTMENT RETURNS ON AMOUNTS IN DEFERRED
         ACCOUNTS

         A deferred cash incentive compensation account ("Deferred Cash Account") will be established on behalf of each Participant electing to defer cash incentive compensation under Section 4(i) above, and the amount of deferred cash incentive compensation will be credited to each Participant's Deferred Cash Account as of the first of the month coincident with or next following the month in which the deferral becomes effective. Each Participant's Deferred Cash Account will be credited monthly with a "rate of return" on the total deferred cash incentive amount accruing as of the first of the month coincident with or next following the date deferred cash incentive compensation is credited to the Participant's Deferred Cash Account. Such "rate of return" shall be based upon the actual investment performance of funds in the VIP, or at such other rates as may be made available to Participants from time to time pursuant to the provisions of the Plan. A Participant may elect to have the "rate of return" credited to his or her Deferred Cash Account at any of the following rates:

                  (a) the rate of return as from time to time earned by the Fixed Income Fund of the VIP;

                  (b) the rate of return as from time to time earned by the Equity Fund of the VIP; or

                  (c) any other rates of return of other funds or portfolios established under a qualified benefit plan maintained by the Company which the Minor Amendment Committee may establish as an available rate of return under this Plan.




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         Participants may elect to have any combination of the above "rates of return" accrue on amounts in their Deferred Cash Account, from 1% to 100%, provided that the sum of the percentages attributable to such rates with respect to each account equals 100%. A Participant may change the "rate(s) of return" to be credited to his or her Deferred Cash Account as of the first day of any month by notifying the Company, in writing, of such election by the last business day of the preceding month.

         Each Participant's Deferred Cash Account will be credited monthly with the "rate(s) of return" elected by the Participant until the amount in each Participant's Deferred Cash Account is distributed to the Participant on the distribution date(s) elected by the Participant. Each Participant shall receive a periodic statement of the balance of his or her Deferred Cash Account.

6.       COMPANY CONTRIBUTIONS TO DEFERRED CASH ACCOUNTS

         As of the first of the month coincident with or next following the month in which a deferral is made hereunder, each Participant's Deferred Cash Account will be credited with hypothetical interest in an amount equal to 2 1/2% of the Participant's deferred cash incentive compensation, or such amount as will otherwise equal the value of the "Base Allocation" (as that term is defined in the VIP) which would have been allocated to the Participant if the Participant had contributed such deferred cash incentive compensation amount to the VIP. In addition, as soon as practicable following the end of each fiscal year, each Participant's Deferred Cash Account may be credited with hypothetical interest in an amount not to exceed 2 1/2% of the Participant's deferred cash incentive compensation, or such amount as will otherwise equal the value of the "Variable Allocation" (as that term is defined in the VIP) which would have been allocated to the Participant if the Participant had contributed such deferred cash incentive compensation amount to the VIP. Company contributions under this Section 6 shall not be made as to deferrals which were included in a Participant's earnable compensation under the General Mills International Retirement Plan.

7.       SHORT-TERM DEFERRALS

         Notwithstanding the foregoing provisions of the Plan, the Company may also permit Participants to elect to defer all or part of cash incentive compensation, if any, to a date certain selected by the Company within the taxable year it would otherwise be paid, upon written notice to the Company received by December 31 of the preceding calendar year. Interest shall be credited on such deferred cash amount at a rate selected by the Company and communicated to the Participants at the same time the availability of any such short-term deferral opportunity is communicated to Participants.

8.       DEFERRED STOCK UNIT ACCOUNTS AND DIVIDEND EQUIVALENTS

         (i) A deferred stock unit account ("Deferred Stock Unit Account") will be established for each stock option grant covered by a Participant election to defer the receipt of Common Stock under Section 4(ii) above and, for each Net Share deferred, a Stock Unit ("Stock Unit") will be credited to the Deferred Stock Unit Account as of the date of the stock option exercise. In addition, a Deferred Stock Unit Account will be established for each grant of restricted stock or restricted stock units covered by a Participant election to defer under
                  Section 4(iii) above and, for each share of




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                  Common Stock of the Company attributable to deferred
                  restricted stock or restricted stock units, a deferred Stock Unit will be credited to the Participant's Deferred Stock Unit Account. Participants may make elections, which shall become effective six months after they are made, either to receive dividend equivalent cash amounts on Stock Units currently or to have the amounts reinvested. If the amounts are reinvested, on each dividend payment date for the Company's Common Stock, the Company will credit each Deferred Stock Unit Account with an amount equal to the dividends paid by the Company on the number of shares of Common Stock equal to the number of Stock Units in the Deferred Stock Unit Account. Dividend equivalent amounts credited to each Deferred Stock Unit Account shall be used to hypothetically "purchase" additional Stock Units for the Deferred Stock Unit Account at a price equal to the mean of the high and low price of the Common Stock on the New York Stock Exchange on the dividend date. No fractional Stock Units will be credited. The Minor Amendment Committee may, in its sole discretion, direct either that all dividend equivalent amounts be paid currently or all such amounts be reinvested if, for any reason, such Committee believes it is in the best interest of the Company to do so. If the Participant fails to make an election, the dividend equivalent amounts shall be reinvested. Each Participant will receive a periodic statement of the number of Stock Units in his or her Deferred Stock Unit Account(s).

         (ii) The Plan governs the deferral of receipt of Common Stock issuable upon the exercise of stock options of the Company. The stock options are governed by the stock option plan under which they are granted. The Plan also governs the deferral of restricted stock and restricted stock units issued by the Company. The restricted stock and restricted stock units are governed by the Company's policy(ies) for granting restricted stock and restricted stock units under the Company's various stock plans granting restricted stock, as they may be amended from time to time. No stock options, restricted stock, restricted stock units, or shares of Common Stock are authorized to be issued under the Plan. Participants who elect under the Plan to defer the receipt of Common Stock issuable upon the exercise of stock options and Participants who elect under the Plan to defer shares of Common Stock attributable to restricted stock or the receipt of restricted stock units will have no rights as stockholders of the Company with respect to allocations made to their Deferred Stock Unit Account(s) except the right to receive dividend equivalent allocations under Section 8(i) above.

         (iii) In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment to the Participants' allocations to their Deferred Stock Unit Account(s) is appropriate to prevent reduction or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Compensation Committee may, in its



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                  sole discretion and in such manner as it may deem equitable, adjust the Stock Units allocated to Participants' Deferred Stock Unit Account(s).

9.       FINANCIAL HARDSHIP PAYMENTS

         In the event of a severe financial hardship occasioned by an emergency, including, but not limited to, illness, disability or personal injury sustained by the Participant or a member of the Participant's immediate family, a Participant may apply to receive a distribution, including a distribution of Common Stock related to allocations of Stock Units under his or her Deferred Stock Unit Accounts earlier than initially elected. Subject to Section 3(i), the Minor Amendment Committee may, in its sole discretion, either approve or deny the request. The determination made by the Minor Amendment Committee will be final and binding on all parties. If the request is granted, the distributions will be accelerated only to the extent reasonably necessary to alleviate the financial hardship.

10.      DEATH OF A PARTICIPANT

         If the death of a Participant occurs before a full distribution of the Participant's Deferred Cash Account(s) or Deferred Stock Unit Account(s) is made, a single distribution shall be made to the beneficiary designated by the Participant to receive such amounts. This distribution shall be made as soon as practical following notification that death has occurred. In the absence of any such designation, the distribution shall be made to the personal representative, executor or administrator of the Participant's estate.

11.      IMPACT ON OTHER BENEFIT PLANS

         The Company may maintain life, disability, retirement and/or savings plans under which benefits earned or payable are related to earnings of a Participant.

         Life and disability plan benefits will generally be based upon the earnings that a Participant would have earned in a given calendar year in the absence of any deferral hereunder.

         Retirement benefits under a qualified pension plan maintained by the Company or an affiliate will be based upon earnings actually paid to a Participant during any given Plan year. If a person terminates employment with a right to a vested benefit under a qualified plan maintained by the Company or an affiliate, and if the actual income for pension purposes was reduced because of a cash deferral under this Plan, the Company will provide a supplemental pension equal to the difference between the actual benefit payable from the pension plan and the benefit that such Participant would have been received had income not been deferred. If such a supplemental benefit is due, such benefit would be subject to all of the provisions and in accordance with the terms and conditions of the Supplemental Retirement Plan of General Mills, Inc. This supplemental retirement benefit will not apply to Participants who terminate before becoming vested under the qualified pension plan.

12.      NON-ASSIGNABILITY OF INTERESTS

         The interests herein and the right to receive distributions under this Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or



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         subjected to any charge or legal process, and if any attempt is made to do so, or a Participant becomes bankrupt, the interests of the Participant under the Plan may be terminated by the Minor Amendment Committee, which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such Participant or make any other disposition of such interests that it deems appropriate. Notwithstanding the foregoing, in the event a Participant has received an overpayment from the Supplemental
         Retirement Plan of General Mills, Inc. and has failed to repay such amounts upon written demand of the Company, the Company shall be authorized and empowered, at the discretion of the Company, to deduct such amount from the Participant's Deferred Cash Account(s).

13.      AMENDMENTS TO PLAN

         The Company, or if specifically delegated, its delegate, reserves the right to suspend, amend or otherwise modify or terminate this Plan at any time, without notice. However, this Plan may not be suspended, amended, otherwise modified, or terminated after a Change in Control without the written consent of a majority of Participants determined as of the day before such Change in Control occurs. A "Change in Control" means:

                  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change in Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition by any corporation pursuant to a transaction that complies with clauses (a), (b), and
                         (c) of subsection (iii) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (a) or (b) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

                  (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such




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

                         individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (iii) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (a) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business combination of the Outstanding Company Voting Securities, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                  (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         Notwithstanding any other provision of this Plan to the contrary and except as provided in Section 3(i), the Minor Amendment Committee may, in its sole discretion, direct that distributions be made before such distributions are otherwise due to be made if, for any reason (including, but not limited to a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, or a decision by a court of competent jurisdiction involving a Participant or beneficiary), such Committee believes that Participants or their beneficiaries have recognized or




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

         will recognize income for federal income tax purposes with respect to distributions that are or will be distributed to such Participants under the Plan before such distributions are scheduled to be paid. In making this determination, the Minor Amendment Committee shall take into account the hardship that would be imposed on Participants or their beneficiaries by the payment of federal income taxes under such circumstances.

14.        ARBITRATION

         (i) Any controversy or claim arising out of or relating to this Plan, or any alleged breach of the terms or conditions contained herein, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as such rules may be modified herein.

         (ii) An award rendered in connection with an arbitration pursuant to this Section shall be final and binding and judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

         (iii) The forum for arbitration under this Plan shall be Minneapolis, Minnesota and the governing law for such arbitration shall be laws of the State of Minnesota.

         (iv) Arbitration under this Section shall be conducted by a single arbitrator selected jointly by the Company and the Participant or Beneficiary, as applicable (the "Complainant"). If within thirty (30) days after a demand for arbitration is made, the Company and the Complainant are unable to agree on a single arbitrator, three arbitrators shall be appointed. Each party shall select one arbitrator and those two arbitrators shall then select a third neutral arbitrator within thirty (30) days after their appointment. In connection with the selection of the third arbitrator, consideration shall be given to familiarity with executive compensation plans and experience in dispute resolution between parties, as a judge or otherwise. If the arbitrators selected by the parties cannot agree on the third arbitrator, they shall discuss the qualifications of such third arbitrator with the AAA prior to selection of such arbitrator, which selection shall be in accordance with the Commercial Arbitration Rules of the AAA.

         (v) If an arbitrator cannot continue to serve, a successor to an arbitrator selected by a party shall be also selected by the same party, and a successor to a neutral arbitrator shall be selected as specified in subsection (d) of this Section. A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate.

         (vi) The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration.

         (vii) The parties shall each be responsible for their own costs and expenses, except for the fees and expenses of the arbitrators, which shall be shared equally by the Company and the Complainant.



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

15.      EFFECTIVE DATE AND PLAN YEAR

         This Plan became effective as of May 1, 1984. It shall operate on a calendar year basis thereafter. The Plan was amended and restated effective as of January 1, 1986; and amended as of February 9, 1987; July 1, 1987; June 21, 1990; April 29, 1991; May 1, 1991; November 15,
         1991; December 15, 1992, December 1, 1994, January 1, 1995, June 3,
         1996, November 7, 1996, March 31, 1998 and December 1, 1999. The Plan has been amended and restated effective as of January 1, 2001.







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